Exhibit 99

TI reports 3Q15 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Oct. 21, 2015) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported third-quarter revenue of $3.43 billion, net income of $798 million and earnings per share of 76 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

●	“Revenue declined 2 percent from a year ago. While our overall demand remained weak, revenue was stronger than we expected.
●

“Our core businesses of Analog and Embedded Processing each grew year over year. Together, they comprised 85 percent of third-quarter revenue and have delivered nine consecutive quarters of year-over-year growth.

●

“Gross margin was 58.2 percent of revenue, reflecting the quality of our product portfolio, as well as the efficiency of our manufacturing strategy, including the benefit of 300-millimeter analog production.

●

“Our cash flow from operations once again underscored the strength of our business model. Free cash flow for the trailing 12 months was up 4 percent from a year ago to $3.6 billion. This represents 28 percent of revenue, up from 27 percent a year ago, and is consistent with our targeted range of 20-30 percent of revenue.

●

“We have returned $4.2 billion to shareholders in the past 12 months through stock repurchases and dividends. In September, we announced a quarterly dividend increase of 4 cents per share, a 12 percent increase. This marked 12 consecutive years of dividend increases. We also announced a $7.5 billion increase to our share buyback authorization.

●

“Our strategy to return to shareholders 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement reflects our confidence in the long-term sustainability of our business model.

●

“Our balance sheet remains strong with $2.7 billion of cash and short-term investments at the end of the quarter, 82 percent of which was owned by the company’s U.S. entities. Inventory ended the quarter at 111 days.

●

“TI’s fourth-quarter outlook is for revenue in the range of $3.07 billion to $3.33 billion, and earnings per share between 64 and 74 cents. For 2015, TI’s annual effective tax rate is expected to be about 30 percent, unchanged from previous guidance.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	3Q15	3Q14	Change
Revenue	$3,429	$3,501	-2%
Operating profit	$1,164	$1,175	-1%
Net income	$798	$826	-3%
Earnings per share	$0.76	$0.76	0%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q15	3Q15	3Q14	Change
Cash flow from operations	$1,409	$4,110	$3,819	8%
Capital expenditures	$139	$512	$367	40%
Free cash flow	$1,270	$3,598	$3,452	4%
Free cash flow % of revenue		28%	27%

Capital expenditures for the past 12 months were 4 percent of revenue. The company’s long-term expectation is about 4 percent.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q15	3Q15	3Q14	Change
Dividends paid	$348	$1,414	$1,293	9%
Stock repurchases	$790	$2,812	$2,867	-2%
Total cash returned	$1,138	$4,226	$4,160	2%

The company’s targeted cash return is 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	September 30,
	2015	2014
Revenue	$3,429	$3,501
Cost of revenue (COR)	1,432	1,457
Gross profit	1,997	2,044
Research and development (R&D)	316	332
Selling, general and administrative (SG&A)	434	463
Acquisition charges	83	83
Restructuring charges/other	—	(9)
Operating profit	1,164	1,175
Other income (expense), net (OI&E)	6	3
Interest and debt expense	22	23
Income before income taxes	1,148	1,155
Provision for income taxes	350	329
Net income	$798	$826

Diluted earnings per common share	$.76	$.76

Average diluted shares outstanding (millions)	1,035	1,074

Cash dividends declared per common share	$.34	$.30

As a result of accounting rule ASC 260, which requires a portion of Net income to be allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents, diluted EPS is calculated using the following:

Net income	$798	$826
Income allocated to RSUs	(11)	(13)
Income allocated to common stock for diluted EPS	$787	$813

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,133	$1,306
Short-term investments	1,602	1,880
Accounts receivable, net of allowances of ($16) and ($15)	1,481	1,477
Raw materials	108	97
Work in process	913	905
Finished goods	750	749
Inventories	1,771	1,751
Deferred income taxes	357	378
Prepaid expenses and other current assets	945	964
Total current assets	7,289	7,756
Property, plant and equipment at cost	5,742	6,393
Accumulated depreciation	(3,113)	(3,463)
Property, plant and equipment, net	2,629	2,930
Long-term investments	216	219
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,662	1,982
Deferred income taxes	160	177
Capitalized software licenses, net	54	93
Overfunded retirement plans	76	135
Other assets	92	246
Total assets	$16,540	$17,900

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,000	$1,002
Accounts payable	367	393
Accrued compensation	615	613
Income taxes payable	84	106
Deferred income taxes	3	2
Accrued expenses and other liabilities	431	527
Total current liabilities	2,500	2,643
Long-term debt	3,132	3,643
Underfunded retirement plans	247	222
Deferred income taxes	308	450
Deferred credits and other liabilities	383	471
Total liabilities	6,570	7,429
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares
Participating cumulative preferred – None issued	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares
Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,562	1,314
Retained earnings	30,731	29,189
Treasury common stock at cost
Shares: September 30, 2015 – 721,186,352; September 30, 2014
– 684,515,992	(23,551)	(21,305)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(513)	(468)
Total stockholders’ equity	9,970	10,471
Total liabilities and stockholders’ equity	$16,540	$17,900

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net income	$798	$826
Adjustments to Net income:
Depreciation	193	213
Amortization of acquisition-related intangibles	80	80
Amortization of capitalized software	12	15
Stock-based compensation	66	62
Gains on sales of assets	—	(5)
Deferred income taxes	(50)	(27)
Increase (decrease) from changes in:
Accounts receivable	(47)	42
Inventories	114	(7)
Prepaid expenses and other current assets	40	96
Accounts payable and accrued expenses	(48)	(48)
Accrued compensation	132	127
Income taxes payable	99	(42)
Changes in funded status of retirement plans	24	32
Other	(4)	19
Cash flows from operating activities	1,409	1,383

Cash flows from investing activities
Capital expenditures	(139)	(103)
Proceeds from asset sales	—	6
Purchases of short-term investments	(459)	(704)
Proceeds from short-term investments	980	412
Other	7	6
Cash flows from investing activities	389	(383)

Cash flows from financing activities
Repayment of debt	(750)	—
Dividends paid	(348)	(319)
Stock repurchases	(790)	(670)
Proceeds from common stock transactions	35	68
Excess tax benefit from share-based payments	4	11
Cash flows from financing activities	(1,849)	(910)

Net change in Cash and cash equivalents	(51)	90
Cash and cash equivalents at beginning of period	1,184	1,216
Cash and cash equivalents at end of period	$1,133	$1,306

3Q15 segment results

Amounts are in millions of dollars.

	3Q15	3Q14	Change
Analog:
Revenue	$2,182	$2,149	2%
Operating profit	$812	$802	1%
Embedded Processing:
Revenue	$725	$711	2%
Operating profit	$174	$114	53%
Other:
Revenue	$522	$641	-19%
Operating profit*	$178	$259	-31%

* Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

●	Revenue increased due to High Volume Analog & Logic. Silicon Valley Analog also grew, Power Management was about even and High Performance Analog declined.
●	Operating profit increased.

Embedded Processing:  (includes Processors, Microcontrollers and Connectivity)

●	Revenue increased due to Microcontrollers and Connectivity. Processors declined.
●	Operating profit increased due to lower operating expenses as well as higher gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)

●	Revenue declined primarily due to custom ASIC products and DLP products.
●	Operating profit decreased due to lower revenue and associated gross profit.

Non-GAAP financial information

Free cash flow and associated ratios

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to investors, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP-based measures is provided in the table below.

Amounts are in millions of dollars.

	For 12 Months Ended
	September 30,
	2015	2014	Change
Cash flow from operations (GAAP)	$4,110	$3,819	8%
Capital expenditures	(512)	(367)
Free cash flow (non-GAAP)	$3,598	$3,452	4%

Revenue	$13,080	$12,804

Cash flow from operations as a percent of revenue (GAAP)	31%	30%
Free cash flow as a percent of revenue (non-GAAP)	28%	27%

# # #

Notice regarding forward-looking statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

●	Market demand for semiconductors, particularly in markets such as personal electronics and communications equipment;
●

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

●	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
●	TI’s ability to compete in products and prices in an intensely competitive industry;
●	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
●	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
●

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

●	Natural events such as health epidemics, severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
●	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
●

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

●

Compliance with or changes in the complex laws, rules and regulations to which TI is or may become subject, or actions of enforcement authorities, that restrict our ability to manufacture our products or operate our business, or subject us to fines, penalties, or other legal liability;

●	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
●	Financial difficulties of our distributors or their promotion of competing product lines to TI’s detriment;
●	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;
●	Customer demand that differs from our forecasts;
●	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
●	Impairments of our non-financial assets;
●	Product liability or warranty claims, claims based on epidemic or delivery failure, recalls by TI customers for a product containing a TI part or other legal proceedings;
●	TI’s ability to recruit and retain skilled personnel;
●	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
●	TI’s obligation to make principal and interest payments on its debt;
●

TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

●	Breaches of our information technology systems or those of our customers or suppliers.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2014. The forward-looking statements included in this release are made only as of the date of this release. TI undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or risks. If we do update any forward-looking statement, you should not infer that we will make additional updates with respect to that statement or any other forward-looking statement.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

TI trademarks:

DLP

Other trademarks are the property of their respective owners.